ZIRCON

A higher form of tools

June 6, 2024

Mr. Jeff Parsons
1580 Dell Ave.
Campbell, CA 95008

Dear Jeff,

Zircon Corporation ("Zircon"), a wholly owned subsidiary of ZRCN Inc. ("ZRCN"), is pleased to offer you the full-time position of Financial Advisor, effective this date, June 6, 2024, reporting to me. If the below terms and conditions of your employment with Zircon are acceptable, for administrative purposes, your Professionoal Services Agreement with Zircon will be considered terminated as of May 31, 2024, and your compensation and items related thereto shall be considered, also for administrative purposes, to have commenced as of June 1, 2024.

Annual Salary: Your initial annual base salary will be $250,000 per year, payable in equal semi-monthly installments on Zircon's specified dates of payment while you are a Zircon employee. Your annual base salary shall be subject to an increase of not less than 2%, nor more than 3%, thereof each 12 month period commencing June 1, 2025 and continuing as your adjusted base salary during the 12 month period following the date of the annual base salary increase adjustment, subject to the other provisions contained in this offer.

Annual Bonus: You will be eligible to receive a target annual bonus of up to 30% of your annual salary based on attaining certain performance metrics as set forth herein as Attachment A. You must continue to be an active employee at the time of the payout in order to receive the annual bonus.

Equity Award: You will be eligible to receive an award of an Incentive Stock Oprion of 100,000 shares of ZRCN Common Stock subject to and in accordance with the terms of ZRCN's 2024 Omnibus Equity Incentive Plan (the "Plan"). The grant date will be on or about July 17, 2024 and will vest 20% each year on the last business day, respectively, of June 2025, 2026, 2027, 2028 and 2029, subject to your continued employment with Zircon.

Benefits: You will be eligible for all benefits provided by Zircon in accordance with Zircon's corporate policy as stated in the written information that is attached hereto as Attachment B. Please see Zircon's Benefits Administrator to identify the benefit alternatives you wish to select.

Payroll Deductions and Withholdings: All compensation payable pursuant to this offer letter will be subject to all payroll deductions and all required withholdings.

Start Date: If you accept this offer, your employment compensation package as defined herein shall, for administrative purposes, be considered to have started as of June 1, 2024.

Proprietary Information Agreement: As a condition of your employment with Zircon, please execute a Disclosure Agreement - Employee Proprietary and Confidential Information Agreement, a copy of which is attached hereto as Attachment C.

At-Will Employment Relationship: Employment with Zircon is for no specific period of time. Your employment with Zircon will be "at-will," meaning that there is no express or implied agreement for your continued or long term employment and that your employment may be terminated at any time, with or without cause, by either you or Zircon, and that Zircon may change the terms and conditions

of your employment with or without notice and with or without cause. Any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the CEO of Zircon.

This letter sets forth the material terms of our offer applicable to your employment with Zircon from and after June 6, 2024. If you find the terms and conditions contained in this offer acceptable, please sign and return the original of this letter; the enclosed copy may be retained for your records. If you have any questions, please feel free to contact me.

We are looking forward to continuing to work with you under the above defined employment terms and conditions and feel confident that you also will find your position with Zircon a rewarding one.

Sincerely,

John Stauss
CEO of ZRCN and Zircon

I acknowledge receipt of this offer and agree to its terms and conditions:

Jeff Parsons   7/23/24.
                                                    Date

Enclosures:

1. Attachment A – Annual Bonus - Required Performance Metrics
2. Attachment B - Benefits
3. Attachment C - Disclosure Agreement - Employee Proprietary and Confidential Information Agreement
4. Job Description
5. Performance Metrics
6. ZRCN's 2024 Omnibus Equity Incentive Plan